Exhibit 99.1

Sunrun Reports Third Quarter 2025 Financial Results

Aggregate Subscriber Value of $1.6 billion in Q3, 10% growth year-over-year

Contracted Net Value Creation of $279 million, 35% growth year-over-year

Net change in cash and restricted cash of $144 million and Cash Generation1 of $108 million in Q3, the sixth consecutive quarter of positive Cash Generation

Cash Generation guidance for 2025 of $250 million to $450 million narrowed within original range, $350 million midpoint reiterated

SAN FRANCISCO, November 6, 2025 -- Sunrun (Nasdaq: RUN), America’s largest provider of home battery storage, solar, and home-to-grid power plants, today announced financial results for the quarter ended September 30, 2025.

“Our strategic focus on providing Americans a way to achieve energy independence is yielding strong results. We are generating cash while growing our customer base at a healthy rate. We are continuing to lead the industry with superior energy offerings for our customers, allowing them to power through grid outages and protect their households from rising energy costs, while we are also building critical energy infrastructure the country needs as energy demand grows at a rapid rate,” said Mary Powell, Sunrun’s Chief Executive Officer.

“We delivered our sixth consecutive quarter of positive Cash Generation and are reiterating the midpoint of our Cash Generation outlook for 2025,” said Danny Abajian, Sunrun’s Chief Financial Officer.1 “Our disciplined margin management allowed us to generate strong Upfront Net Subscriber Values, representing a 7% margin, and a 5 percentage point improvement compared to the prior year. We have continued to strengthen our balance sheet, paying down $66 million of recourse debt while increasing our unrestricted cash balance by $134 million year-to-date.”

Third Quarter Updates
•Leading with Storage-First Strategy: Customer Additions with storage grew 20% during the quarter compared to the prior-year period. Storage Attachment Rate was 70% in Q3, up from 60% in the prior-year period. Sunrun has installed more than 217,000 storage and solar systems, representing approximately 3.7 Gigawatt hours of Networked Storage Capacity.
•Continued Strong Capital Markets Execution: During the third quarter, Sunrun priced three securitizations of leases and power purchase agreements, raising approximately $1.4 billion in senior non-recourse debt. The publicly-placed tranche of our most recent $510 million securitization in September priced at 6.21% yield, reflecting a spread of 240 basis points, in-line with the spread of our prior securitization that priced in July. Year-to-date, Sunrun has raised approximately $2.8 billion of non-recourse debt in 2025, including $2.4 billion of senior debt across five securitizations and additional subordinated financings supporting the asset portfolios. These transactions were placed across public and private investor groups, including several first-time buyers, demonstrating the strength and expanded diversity of our capital markets access.
•Paying Down Recourse Debt: We continue to pay down parent recourse debt. During the third quarter, we repaid $17 million of recourse debt, reducing our borrowings under our Working Capital Facility. Since December 31, 2024, we have paid down recourse debt by $66 million, primarily by reducing borrowings under our recourse Working Capital Facility. We have also increased our unrestricted cash balance by $134 million and grown Net Earning Assets by $1.5 billion over this time period. Aside from the $5.5 million outstanding of our 2026 Convertible Notes, we have no recourse debt maturities until March 2027.
•Improving grid stability with home-to-grid dispatchable power plants: Sunrun had over 106,000 customers enrolled in home-to-grid distributed power plant programs at the end of the third quarter, representing more than 300% growth year-over-year. Sunrun’s dispatchable power plants have provided hundreds of megawatts of peak power to the grid in several states this year, improving reliability and helping avoid blackouts. A recent Sunrun Survey administered by Wakefield Research revealed that rising energy demand from AI and data centers, coupled with worsening extreme weather, is deepening American homeowners’ anxiety about the reliability and affordability of their electricity. The survey found that nearly 92% would be willing to share excess energy with neighbors and their community during peak demand, offering a glimpse at how distributed power plants could shape America’s energy future.
•Nation’s First Vehicle-To-Grid Grid Distributed Power Plant Activated: Sunrun, in partnership with Maryland’s largest utility, Baltimore Gas and Electric Company (BGE), activated the nation’s first residential vehicle-to-grid distributed power plant program. This pilot program is dispatching energy from participating customers’ all-electric Ford F-150 Lightning trucks to support the grid during periods of peak demand and demonstrates the critical role batteries can play in powering the nation’s grid.

Key Operating Metrics

In the third quarter of 2025, Subscriber Additions were 30,104, a 1% decrease compared to the third quarter of 2024. As of September 30, 2025, Sunrun had 971,805 Subscribers. Subscribers as of September 30, 2025 grew 13% compared to September 30, 2024.

Storage Capacity Installed was 412 megawatt hours in the third quarter of 2025, a 23% increase from the third quarter of 2024. Solar Capacity Installed was 239 megawatts, an 4% increase from the third quarter of 2024.

Subscriber Value was $52,446 in the third quarter of 2025, an 11% increase compared to the third quarter of 2024. Contracted Subscriber Value was $48,507 in the third quarter of 2025, a 9% increase compared to the third quarter of 2024. Subscriber Value figures for the third quarter of 2025 reflect a 7.3% discount rate based on observed project-level capital costs, compared to 7.1% in the prior year period. Subscriber Value reflects an average Investment Tax Credit of 42.4% in the third quarter of 2025 compared to 37.7% in the prior year period. Storage Attachment Rate was 70% in the third quarter of 2025 compared to 60% in the prior year period.

Creation Costs per Subscriber Addition were $39,241 in the third quarter of 2025, a 4% increase compared to the third quarter of 2024.

Net Subscriber Value was $13,205 in the third quarter of 2025, a 38% increase compared to $9,579 in the third quarter of 2024. Contracted Net Subscriber Value was $9,266 in the third quarter of 2025, a 36% increase compared to $6,795 in the third quarter of 2024.

Aggregate Subscriber Value was $1.6 billion in the third quarter of 2025, a 10% increase compared to the third quarter of 2024. Total Operating Expenses were $721 million in the third quarter of 2025; Aggregate Creation Costs1 were $1.2 billion in the third quarter of 2025, a 3% increase compared to the third quarter of 2024. Contracted Net Value Creation was $279 million in the third quarter of 2025, an increase of 35% compared to the third quarter of 2024, and representing $1.21 per weighted average basic share outstanding in the period.

Cash Generation was $108 million in the third quarter of 2025. This result represents the sixth consecutive quarter of positive Cash Generation.

Contracted Net Earning Assets were $3.4 billion, or $14.56 per share, which included $1.2 billion in Total Cash, as of September 30, 2025.

Outlook

Aggregate Subscriber Value is expected to be in a range of $1.33 billion to $1.63 billion in the fourth quarter of 2025, representing a 5% decline compared to the fourth quarter of 2024 at the midpoint.

Contracted Net Value Creation is expected to be in a range of $182 million to $482 million in the fourth quarter of 2025, representing 6% growth compared to the fourth quarter of 2024 at the midpoint.

Cash Generation is expected to be in a range of $60 million to $260 million in the fourth quarter of 2025.

For the full-year 2025, Aggregate Subscriber Value is expected to be in a range of $5.7 billion to $6.0 billion, unchanged from the prior outlook, representing 14% growth compared to the full-year 2024 at the midpoint.

Contracted Net Value Creation is expected to be in a range of $1.0 billion to $1.3 billion for the full-year 2025, unchanged from the prior outlook, representing 67% growth compared to the full-year 2024 at the midpoint.

Cash Generation is now expected to be in a range of $250 million to $450 million, within the prior guidance range of $200 million to $500 million and representing an unchanged midpoint of $350 million.

Third Quarter 2025 GAAP Results

Total revenue was $724.6 million in the third quarter of 2025, up $187.4 million, or 35%, from the third quarter of 2024. Customer agreements and incentives revenue was $491.6 million, an increase of $85.7 million, or 21%, compared to the third quarter of 2024. Solar energy systems and product sales revenue was $233.0 million, an increase of $101.6 million, or 77%, compared to the third quarter of 2024. The increase in Solar energy systems and product sales revenue is primarily due to a transaction that Sunrun entered into in the third quarter of 2025 whereby certain storage and solar energy systems subject to newly originated Customer Agreements are sold to a third-party, while Sunrun continues to maintain the customer experience and servicing relationships and can sell future goods and services to these customers.

Total cost of revenue was $481.3 million, an increase of 11% year-over-year. Total operating expenses were $720.9 million, an increase of 8% year-over-year.

Net income attributable to common stockholders was $16.6 million, or $0.07 per basic share and $0.06 per diluted share, in the third quarter of 2025.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its third quarter 2025 results and business outlook at 1:30 p.m. Pacific Time today, November 6, 2025. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

Footnotes

(1) Cash Generation and Aggregate Creation Costs are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for a discussion of these measures and reconciliations to the most directly comparable GAAP measures. Net change in cash and restricted cash was $144 million and Cash Generation of $108 million in Q3, which represents the third consecutive quarter of positive change in cash and restricted cash and the sixth consecutive quarter of positive Cash Generation.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) is America’s largest provider of home battery storage, solar, and home-to-grid power plants. As the pioneer of home energy systems offered through a no-upfront-cost subscription model, Sunrun empowers customers nationwide with greater energy control, security, and independence. Sunrun supports the grid by providing on-demand dispatchable power that helps prevent blackouts and lower energy costs. Learn more at www.sunrun.com.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s financial and operating guidance and expectations; the Company’s business plan, trajectory, expectations, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in its business strategies including expectations regarding market share, total addressable market, growth in certain geographies, customer value proposition, market penetration, growth of certain divisions, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the Company’s discussion of new products, including Sunrun Flex; the growth of the storage and solar industry; the Company’s financing activities and expectations to refinance, amend, and/or extend any financing facilities; trends or potential trends within the storage and solar industry, our business, customer base, and market; the Company’s ability to derive value from the anticipated benefits of partnerships, new technologies, and pilot programs, including contract renewal and repowering programs; anticipated demand, market acceptance, and market adoption of the Company’s offerings, including new products, services, and technologies; the Company’s strategy to be a margin-focused, multi-product, customer-oriented Company; the ability to increase margins based on a shift in product focus; expectations regarding the growth of home electrification, electric vehicles, home-to-grid distributed power plants, and distributed energy resources; the Company’s ability to manage suppliers, inventory, and workforce; supply chains and regulatory impacts affecting supply chains including reliance on specific countries for critical components; the Company’s leadership team and talent development; the legislative and regulatory environment of the storage and solar industry and the potential impacts of proposed, amended, and newly adopted legislation and regulation on the storage and solar industry and our business, including federal and state-level storage and solar incentive programs (such as the One Big Beautiful Bill Act and Investment Tax Credit), net metering policies, and utility rate structures; the ongoing expectations regarding the Company’s storage and energy services businesses and anticipated emissions reductions due to utilization of the Company’s solar energy systems; and factors outside of the Company’s control such as macroeconomic trends, bank failures, public health emergencies, natural disasters, acts of war, terrorism, geopolitical conflict, or armed conflict / invasion, and the impacts of climate change. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates and inflation; volatile or rising interest rates; changes in policies and regulations, including net metering, interconnection limits, and fixed fees, or caps and licensing restrictions and the impact of these changes on the solar industry and our business; the Company’s ability to attract and retain the Company’s business partners; supply chain risks, including restrictions on components and materials sourced from designated foreign entities of concern and our reliance on specific countries for critical components, tariff and trade policy impacts, and raw material availability for solar panels and batteries; realizing the anticipated benefits of past or future investments, partnerships, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to attract and retain key employees; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the home electrification and solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Consolidated Balance Sheets
(In Thousands)

	September 30, 2025	December 31, 2024

Assets
Current assets:
Cash	$709,148	$574,956
Restricted cash	446,460	372,312
Accounts receivable, net	248,279	170,706
Inventories	569,987	402,083
Prepaid expenses and other current assets	96,597	202,579
Total current assets	2,070,471	1,722,636
Restricted cash	148	148
Solar energy systems, net	16,599,888	15,032,115
Property and equipment, net	86,813	121,239
Other assets	3,468,162	3,021,746
Total assets	$22,225,482	$19,897,884
Liabilities and total equity
Current liabilities:
Accounts payable	$336,547	$354,214
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	44,122	41,464
Accrued expenses and other liabilities	539,419	543,752
Deferred revenue, current portion	159,623	129,442
Deferred grants, current portion	4,178	7,900
Finance lease obligations, current portion	25,360	26,045
Non-recourse debt, current portion	311,531	231,665
Total current liabilities	1,420,780	1,334,482
Deferred revenue, net of current portion	1,321,558	1,208,905
Deferred grants, net of current portion	191,340	196,535
Finance lease obligations, net of current portion	44,336	66,139
Convertible senior notes	473,234	479,420
Line of credit	319,210	384,226
Non-recourse debt, net of current portion	13,517,611	11,806,181
Other liabilities	169,324	119,846
Deferred tax liabilities	123,510	137,940
Total liabilities	17,580,903	15,733,674
Redeemable noncontrolling interests	729,861	624,159
Total stockholders’ equity	2,983,902	2,554,207
Noncontrolling interests	930,816	985,844
Total equity	3,914,718	3,540,051
Total liabilities, redeemable noncontrolling interests and total equity	$22,225,482	$19,897,884

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
Customer agreements and incentives	$491,600	$405,861	$1,352,520	$1,116,653
Solar energy systems and product sales	232,957	131,312	445,644	402,574
Total revenue	724,557	537,173	1,798,164	1,519,227
Operating expenses:
Cost of customer agreements and incentives	315,811	308,382	969,816	876,581
Cost of solar energy systems and product sales	165,480	125,312	366,422	411,591
Sales and marketing	164,798	162,490	463,247	466,411
Research and development	9,267	8,180	27,309	30,510
General and administrative	65,550	60,587	194,856	173,082
Total operating expenses	720,906	664,951	2,021,650	1,958,175
Income (Loss) from operations	3,651	(127,778)	(223,486)	(438,948)
Interest expense, net	(265,788)	(215,615)	(740,359)	(614,981)
Other (expense) income, net	(17,880)	(82,598)	(77,807)	71,710
Loss before income taxes	(280,017)	(425,991)	(1,041,652)	(982,219)
Income tax benefit	(2,172)	(13,803)	(207,652)	(26,953)
Net loss	(277,845)	(412,188)	(834,000)	(955,266)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(294,434)	(328,422)	(1,180,373)	(922,756)
Net income (loss) attributable to common stockholders	$16,589	$(83,766)	$346,373	$(32,510)
Net income (loss) per share attributable to common stockholders
Basic	$0.07	$(0.37)	$1.51	$(0.15)
Diluted	$0.06	$(0.37)	$1.33	$(0.15)
Weighted average shares used to compute net income (loss) per share attributable to common stockholders
Basic	230,980	223,695	228,868	222,078
Diluted	267,473	223,695	262,196	222,078

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating activities:
Net loss	$(277,845)	$(412,188)	$(834,000)	$(955,266)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	181,546	155,528	541,149	458,533
Income tax benefit	(999)	(13,803)	(207,652)	(26,953)
Stock-based compensation expense	29,591	26,992	79,620	83,956
Interest on pass-through financing obligations	—	—	—	8,837
Reduction in pass-through financing obligations	—	(1,599)	—	(20,787)
Unrealized loss on derivatives	16,079	73,870	78,704	2,311
Other noncash items	79,288	65,436	218,094	105,259
Changes in operating assets and liabilities:
Accounts receivable	(68,609)	(7,113)	(95,748)	(20,715)
Inventories	(78,838)	10,777	(167,904)	117,398
Prepaid expenses and other assets	(189,579)	(199,993)	(443,908)	(470,617)
Accounts payable	(71,446)	45,217	(35,082)	36,379
Accrued expenses and other liabilities	10,696	68,707	11,679	76,406
Deferred revenue	55,370	32,013	143,437	97,465
Deferred tax liabilities	193,223	—	193,223	—
Net cash used in operating activities	(121,523)	(156,156)	(518,388)	(507,794)
Investing activities:
Payments for the costs of solar energy systems	(742,152)	(764,161)	(2,088,932)	(1,907,667)
Purchases of property and equipment, net	(1,489)	(202)	(2,551)	(945)
Net cash used in investing activities	(743,641)	(764,363)	(2,091,483)	(1,908,612)
Financing activities:
Proceeds from state tax credits, net of recapture	—	—	9,668	5,203
Proceeds from trade receivable financing	95,758	—	167,081	—
Repayment of trade receivable financing	(71,323)	—	(195,584)	—
Proceeds from line of credit	49,800	161,824	200,486	305,556
Repayment of line of credit	(67,112)	(160,229)	(265,502)	(452,534)
Proceeds from issuance of convertible senior notes, net of capped call transaction	—	—	—	444,822
Repurchase of convertible senior notes	—	(45,562)	(2,124)	(229,346)
Proceeds from issuance of non-recourse debt	1,847,950	749,700	3,896,379	3,364,956
Repayment of non-recourse debt	(1,256,945)	(238,489)	(2,170,694)	(1,692,214)
Payment of debt fees	(35,672)	(10,723)	(63,930)	(93,747)
Proceeds from pass-through financing and other obligations, net	—	1,192	—	4,795
Early repayment of pass-through financing obligation	—	—	—	(240,288)
Payment of finance lease obligations	(6,251)	(6,884)	(19,037)	(20,635)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	524,815	494,569	1,460,099	1,290,486
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(58,299)	(55,985)	(177,099)	(238,388)
Acquisition of noncontrolling interests	(14,485)	(1,501)	(30,704)	(21,434)
Proceeds from transfer of investment tax credits	295,778	222,891	1,156,652	557,111
Payments to redeemable noncontrolling interests and noncontrolling interests of investment tax credits	(295,778)	(222,891)	(1,156,652)	(557,111)
Net proceeds related to stock-based award activities	607	976	9,172	11,953
Net cash provided by financing activities	1,008,843	888,888	2,818,211	2,439,185
Net change in cash and restricted cash	143,679	(31,631)	208,340	22,779
Cash and restricted cash, beginning of period	1,012,077	1,042,248	947,416	987,838
Cash and restricted cash, end of period	$1,155,756	$1,010,617	$1,155,756	$1,010,617

Non-GAAP Financial Measures

This press release includes the Company’s non-GAAP financial measures: Aggregate Creation Costs and Cash Generation. The Company utilizes these non-GAAP measures to analyze the Company’s performance and for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s financial results as reported under GAAP. Additionally, these non-GAAP measures may not be comparable to similarly titled measures presented by other companies, thus reducing their usefulness. Accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. The Company is not able to provide reconciliations of certain forward-looking financial measures to comparable GAAP measures because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted without unreasonable effort. The Company encourages investors to review our GAAP financial measures and to not rely on any single financial measure to evaluate our business.

Aggregate Creation Costs is a Non-GAAP measure that management utilizes to assess the operating performance of our ongoing operations associated with the origination and installation of solar and storage systems. Aggregate Creation Costs represent total operating expenses, adjusted for certain items consistent with management’s use as a performance measure, and capital expenditures. The adjusting items are detailed in the Reconciliation of Total Operating Expenses to Aggregate Creation Costs table below. The Company believes that Aggregate Creation Costs, when viewed together with the corresponding GAAP financial measure, provides meaningful information to our investors by measuring our operating performance with respect to costs associated with the origination and installation of storage and solar systems. When evaluating performance, investors should consider Aggregate Creation Costs in addition to, though not as a substitute for, the Company’s financial results as reported under GAAP, including total operating expenses.

Reconciliation of Total Operating Expenses to Aggregate Creation Costs		3Q24	4Q24	1Q25	2Q25	3Q25
$ millions, unless otherwise noted
Total operating expenses		$665	$3,775	$619	$682	$721
(-)	Fleet servicing costs in COGS	$(73)	$(65)	$(60)	$(61)	$(58)
(-)	Depreciation & Amortization	$(156)	$(162)	$(170)	$(190)	$(182)
(-)	Non-cash impairment of solar energy systems, net	$(21)	$(4)	$(11)	$(21)	$(1)
(-)	Cost of solar energy systems and product sales	$(125)	$(128)	$(97)	$(104)	$(165)
(+)	Non-Retained or Partially Retained Subscribers COGS	$0	$0	$0	$0	$61
(-)	Gross profit from System & Product Sales (Excluding Non-Retained or Partially Retained Subscribers) as contra cost	$(6)	$(2)	$(5)	$(7)	$(14)
(-)	Amortization of CTOC (sales commissions) in S&M expense	$(21)	$(21)	$(22)	$(23)	$(26)
(+)	Additions to capitalized CTOC (sales commissions)	$146	$138	$110	$126	$133
(-)	Non-cash stock based compensation expense	$(27)	$(29)	$(25)	$(25)	$(30)
(-)	Goodwill impairment	$0	$(3,122)	$0	$0	$0
(-)	Amortization of intangible assets	$0	$0	$0	$0	$0
(-)	Other adjustments (e.g., restructuring)	$(1)	$(3)	$(5)	$(6)	$(2)
(+)	CapEx for solar energy systems	$764	$792	$655	$692	$742
(+)	CapEx for corporate property & equipment	$0	$1	$0	$1	$1
Aggregate Creation Costs		$1,146	$1,169	$991	$1,063	$1,181

Cash Generation is a Non-GAAP measure that management utilizes to assess the Company’s financial performance as it relates to raising capital from non-recourse capital sources relative to the cost of originating new customers, working capital management, and other cash flows associated with Sunrun's business activities. Cash Generation represents the net change in cash and restricted cash less change in restricted cash and adjusting for certain items consistent with management’s use as a performance measure. The adjusting items are detailed in the Reconciliation of Net Change in Cash and Restricted Cash to Cash Generation below. The Company believes that Cash Generation, when viewed together with the corresponding GAAP financial measure, provides meaningful information to our investors by measuring our financial performance with respect to our ability to raise capital and effectively balance working capital requirements associated with our ongoing operations associated with the origination and installation of solar and storage systems. The Company uses Cash Generation as one of the performance metrics in its executive incentive compensation plan, underscoring management's focus on delivering sustainable cash flow while continuing to grow the business. When evaluating performance, investors should consider Cash Generation in addition to, though not as a substitute for, the Company’s financial results as reported under GAAP, including net change in cash and restricted cash.

Reconciliation of Net Change in Cash and Restricted Cash to Cash Generation		3Q24	4Q24	1Q25	2Q25	3Q25
$ millions, unless otherwise noted
Net change in cash and restricted cash		$(32)	$(63)	$31	$33	$144
(-)	Change in restricted cash	$(142)	$104	$(2)	$(20)	$(53)
(+)	End of period consolidated restricted cash balance pertaining to 2026 convertible note balance outstanding	$133	$8	$5	$5	$5
(-)	End of prior period consolidated restricted cash balance pertaining to 2026 convertible note balance outstanding	$0	$(133)	$(8)	$(5)	$(5)
(-)	Net proceeds (or plus net repayments) from all recourse debt (inclusive of convertible debt)	$44	$126	$28	$22	$17
(-)	Primary equity issuances (or plus any stock buybacks or dividends paid to common stockholders)	$0	$0	$0	$0	$0
(-)	Net proceeds derived from employee stock award activities	$(1)	$(7)	$0	$(9)	$(1)
(+)	Equity investments in non-consolidated external businesses (or less dividends or distributions received in connection with such equity investments)	$0	$0	$0	$0	$0
(-)	Net proceeds from long-term asset or business divestitures	$0	$0	$0	$0	$0
Cash Generation		$2	$34	$56	$27	$108

Key Operating and Financial Metrics

The following operating metrics are used by management to evaluate the performance of the business. Management believes these metrics, when taken together with other information contained in our filings with the SEC and within this press release, provide investors with helpful information to determine the economic performance of the business activities in a period that would otherwise not be observable from historic GAAP measures. Management believes that it is helpful to investors to evaluate the present value of cash flows expected from subscribers over the full expected relationship with such subscribers (“Subscriber Value”, more fully defined in the definitions appendix below) in comparison to the costs associated with adding these customers, regardless of whether or not the costs are expensed or capitalized in the period (“Creation Cost”, more fully defined in the definitions appendix below). The Company also believes that Subscriber Value, Aggregate Subscriber Value, Creation Costs, Aggregate Creation Costs, Net Subscriber Value, Contracted Net Subscriber Value, Upfront Net Subscriber Value, Net Value Creation, Contracted Net Value Creation, and Upfront Value Creation are useful metrics for investors because they present an unlevered and levered view of all of the costs associated with new customers in a period compared to the expected future cash flows from these customers over a 30-year period, based on contracted pricing terms with its customers, which is not observable in any current or historic GAAP-derived metric. Management believes it is useful for investors to also evaluate the future expected cash flows from all customers that have been deployed through the respective measurement date, less estimated costs to maintain such systems and estimated distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors (“Gross Earning Assets”, more fully defined in the definitions appendix below). The Company also believes Gross Earning Assets is useful for management and investors because it represents the remaining future expected cash flows from existing customers, which is not derivable from a current or historic GAAP-derived measure.

Various assumptions are made when calculating these metrics. Subscriber Value metrics are calculated using a discount rate based on the observed project-level capital costs in the period. Gross Earning Assets utilize a 6% rate to discount future cash flows to the present period. Furthermore, these metrics assume that Subscribers renew after the initial contract period at a rate equal to 90% of the rate in effect at the end of the initial contract term, or purchase their systems at equal values. For Customer Agreements with 25-year initial contract terms, a 5-year renewal period is assumed. For a 20-year initial contract term, a 10-year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system. Estimated cost of servicing assets has been deducted and is estimated based on the service agreements underlying each fund.

KEY OPERATING METRICS
Unit Economics in Period	3Q24	4Q24	1Q25	2Q25	3Q25
$ per Subscriber Addition, unless otherwise noted
Subscriber Additions in period	30,348	30,709	23,692	28,823	30,104
Subscriber Value	$47,335	$50,998	$52,206	$53,891	$52,446
Discount rate (observed project-level capital costs)	7.1%	7.3%	7.5%	7.4%	7.3%
Contracted Subscriber Value	$44,551	$48,273	$48,727	$49,919	$48,507
x Advance Rate on Contracted Subscriber Value (estimated)	87.2%	85.9%	86.9%	85.3%	88.2%
= Upfront Proceeds (estimated)	$38,869	$41,486	$42,339	$42,598	$42,763
- Creation Costs	$(37,756)	$(38,071)	$(41,817)	$(36,887)	$(39,241)
= Upfront Net Subscriber Value	$1,113	$3,415	$523	$5,711	$3,522
Upfront Net Subscriber Value margin as a % of Contracted Subscriber Value	2.5%	7.1%	1.1%	11.4%	7.3%

Aggregate Gross, Net & Upfront Value Creation in Period	3Q24	4Q24	1Q25	2Q25	3Q25
$ millions, unless otherwise noted
Aggregate Subscriber Value	$1,437	$1,566	$1,237	$1,553	$1,579
Aggregate Contracted Subscriber Value	$1,352	$1,482	$1,154	$1,439	$1,460
Aggregate Upfront Proceeds (estimated)	$1,180	$1,274	$1,003	$1,228	$1,287
Less Aggregate Creation Costs[2]	$(1,146)	$(1,169)	$(991)	$(1,063)	$(1,181)
Net Value Creation	$291	$397	$246	$490	$398
Contracted Net Value Creation	$206	$313	$164	$376	$279
Upfront Net Value Creation	$34	$105	$12	$165	$106
Cash Generation[2]	$2	$34	$56	$27	$108
Net Value Creation per share	$1.30	$1.77	$1.09	$2.14	$1.72
Contracted Net Value Creation per share	$0.92	$1.39	$0.72	$1.64	$1.21
Upfront Net Value Creation per share	$0.15	$0.47	$0.05	$0.72	$0.46

Volume Additions in Period	3Q24	4Q24	1Q25	2Q25	3Q25
Storage Capacity Installed (MWhrs)	336.3	392.0	333.7	391.5	412.0
Solar Capacity Installed (MWs)	229.7	242.4	190.9	227.2	239.2
Solar Capacity Installed with Storage (MWs)	127.0	142.5	126.7	157.7	172.4
Solar Capacity Installed without Storage (MWs)	102.7	100.0	64.2	69.5	66.8
Customer Additions	31,910	32,932	25,428	30,810	32,833
Customer Additions with Storage	18,988	20,405	17,501	21,626	22,822
Customer Additions without Storage	12,922	12,527	7,927	9,184	10,011
Storage Attachment Rate	60%	62%	69%	70%	70%
Subscriber Additions (included within Customer Additions)	30,348	30,709	23,692	28,823	30,104
Subscriber Additions as % of Customer Additions	95%	93%	93%	94%	92%

Customer Base Value & Energy Capacity at End of Period	9/30/2024	12/31/2024	3/31/2025	6/30/2025	9/30/2025
Net Earning Assets ($ millions)	$6,231	$6,766	$6,825	$7,632	$8,241
Net Earning Assets per share	$27.81	$29.99	$30.02	$33.13	$35.58
Contracted Net Earning Assets ($ millions)	$2,416	$2,723	$2,583	$3,001	$3,373
Contracted Net Earning Assets per share	$10.78	$12.07	$11.36	$13.03	$14.56
Customers	1,015,910	1,048,842	1,074,270	1,105,080	1,137,913
Subscribers (included within Customers)	858,477	889,186	912,878	941,701	971,805
Networked Storage Capacity (MWhrs)	2,133	2,525	2,858	3,250	3,662
Networked Solar Capacity (MWs)	7,288	7,531	7,721	7,949	8,188

Basic Shares Outstanding	3Q24	4Q24	1Q25	2Q25	3Q25
Basic shares outstanding at end of period (in millions)	224.1	225.7	227.3	230.3	231.6
Weighted average basic shares outstanding in period (in millions)	223.7	224.9	226.4	229.2	231.0

Figures presented above may not sum due to rounding. In-period per share figures are calculated using the weighted average basic shares outstanding while end of period per share figures are calculated using the corresponding basic shares outstanding as of the measurement date. For adjustments related to Subscriber Value and Creation Costs, please see the supplemental materials available on the Sunrun Investor Relations website at investors.sunrun.com.

(2) Cash Generation and Aggregate Creation Costs are non-GAAP financial measures. See “Non-GAAP Financial Measures” above for a discussion of these measures and reconciliations to the most directly comparable GAAP measures.

Glossary of Terms*

Definitions for Volume-related Terms

Deployments represent solar or storage systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed, subject to final inspection, or (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems). A portion of customers have subsequently entered into Customer Agreements to obtain, or have directly purchased, additional solar or storage systems at the same host customer site, and since these represent separate assets, they are considered separate Deployments.

Customer Agreements refer to, collectively, solar and/or storage power purchase agreements and leases.

Retained Subscribers represent customers subject to Customer Agreements for solar and/or storage systems that have been recognized as Deployments and recognized as solar energy systems on Sunrun’s consolidated balance sheet, whether or not they continue to be active.

Non-Retained or Partially Retained Subscribers represent customers subject to Customer Agreements for solar and/or storage systems that have been recognized as Deployments whereby the assets have been fully or partially sold to one or more investors and not presented as a solar energy system on Sunrun’s consolidated balance sheet.

Subscribers represent aggregate Retained Subscribers and Non-Retained or Partially Retained Subscribers.

Purchase Customers represent customers who purchased, whether outright or with proceeds from third-party loans, solar and/or storage systems that have been recognized as Deployments.

Customers represent aggregate Subscribers and Purchase Customers.

Subscriber Additions represent the number of Subscribers added in a period.

Purchase Customer Additions represent the number of Purchase Customers added in a period.

Customer Additions represent Subscriber Additions plus Purchase Customer Additions.

Solar Capacity Installed represents the aggregate megawatt production capacity of solar energy systems that were recognized as Deployments in a period.

Storage Capacity Installed represents the aggregate megawatt hour capacity of storage systems that were recognized as Deployments in a period.

Networked Solar Capacity represents the cumulative Solar Capacity Installed from the company’s inception through the measurement date.

Networked Storage Capacity represents the cumulative Storage Capacity Installed from the company’s inception through the measurement date.

Storage Attachment Rate represents Customer Additions with storage divided by total Customer Additions.

Definitions for Unit-based and Aggregate Value, Costs and Margin Terms

Subscriber Value represents Contracted Subscriber Value plus Non-contracted or Upside Subscriber Value.

Contracted Subscriber Value represents the per Subscriber present value of estimated upfront and future Contracted Cash Flows from Subscriber Additions in a period, discounted at the observed cost of capital in the period.

Non-contracted or Upside Subscriber Value represents the per Subscriber present value of estimated future Non-contracted or Upside Cash Flows from Subscriber Additions in a period, discounted at the observed cost of capital in the period.

Contracted Cash Flows represent, (A) for Retained Subscribers, (x) (1) scheduled payments from Subscribers during the initial terms of the Customer Agreements (provided, that for Flex Customer Agreements that allow variable billings based on the amount of electricity consumed by the Subscriber, only the minimum contracted payment is included in Contracted Cash Flows), (2) net proceeds from tax equity partners, (3) payments from government and utility incentive and rebate programs, (4) contracted net cash flows from grid services programs with utilities or grid operators, and (5) contracted or defined (i.e., with fixed pricing) cash flows from the sale of renewable energy credits, less (y) (1) estimated operating and maintenance costs to service the systems and replace equipment over the initial terms of the Customer Agreements, consistent with estimates by independent engineers, (2) distributions to tax equity partners in consolidated joint venture partnership flip structures, and (3) distributions to any project equity investors, and (B) for Non-Retained or Partially Retained Subscribers, (x) contracted proceeds from the full or partial sale of related assets, plus (y) the share of Contracted Cash Flows described in clause (A) of this definition which are allocated to Sunrun pursuant to the terms of each sale agreement or partnership agreement.

Non-contracted or Upside Cash Flows represent (A) for Retained Subscribers the (1) net cash flows realized from either the purchase of systems at the end of the Customer Agreement initial terms or renewals of Customer Agreements beyond the initial terms, estimated in both cases to have equivalent value, assuming only a 30-year relationship and a contract renewal rate equal to 90% of each Subscriber’s contractual rate in effect at the end of the initial contract term, (2) non-contracted net cash flows from grid service programs with utilities and grid operators, (3) non-contracted net cash flows from the sale of renewable energy credits, and (4) contracted cash flows from Flex Customer Agreements exceeding the minimum contracted payment (provided, that for Flex Customer Agreements that allow variable billings based on the amount of electricity consumed by the Subscriber, an assumption is made that each Subscriber’s electricity consumption increases by approximately 2% per year through the end of the initial term of the Customer Agreement and into the renewal period (if renewed), resulting in billings in excess of the minimum contracted amount (which minimums are included in Contracted Cash Flows)), and (B) for Non-Retained or Partially Retained Subscribers, the share of Non-contracted or Upside Cash Flows described in clause (A) of this definition which are allocated to Sunrun pursuant to the terms of each sale agreement or partnership agreement. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Aggregate Creation Costs (Non-GAAP measure) represent total operating expenses, adjusted for certain items consistent with management’s use as a performance measure, and capital expenditures, all of which are itemized in the Non-GAAP reconciliation table as provided in the Company’s quarterly earnings release. Aggregate Creation Costs may also be derived through the direct summation of certain operating expenses and capital expenditures incurred in a period, including: (A) the following items from the cash flow statement: (i) payments for the costs of solar energy systems, plus (ii) purchases of property and equipment, less (iii) net depreciation and amortization, less (iv) stock based compensation expense; (B) the following items from the income statement: (i) cost of customer agreements and incentives revenue, adjusted to exclude fleet servicing costs and non-cash net impairment of solar energy systems, plus (ii) cost of solar energy systems sales for Non-Retained or Partially Retained Subscribers, plus (iii) sales and marketing expenses, adjusted to exclude amortization of cost to obtain customer contracts (which is the amortization of previously capitalized sales commissions), plus (iv) general and administrative expenses, plus (v) research and development expenses; and (C) gross additions to capitalized costs to obtain contracts (i.e., sales commissions), which are presented on the balance sheet within Other Assets. Because the sales, marketing, general and administrative costs are for activities related to the entire business, including solar energy system and product sales, the gross margin on solar energy system and product sales excluding Non-Retained or Partially Retained Subscribers is reflected as a contra cost. Costs associated with certain restructuring activities and one-time items are identified and excluded.

Creation Costs represent Aggregate Creation Costs divided by Subscriber Additions.

Net Subscriber Value represents Subscriber Value less Creation Costs.

Contracted Net Subscriber Value represents Contracted Subscriber Value less Creation Costs.

Upfront Net Subscriber Value represents Contracted Subscriber Value multiplied by Advance Rate less Creation Costs.

Advance Rate or Advance Rate on Contracted Subscriber Value represents the company’s estimated upfront proceeds, expressed as a percentage of Contracted Subscriber Value or Aggregate Contracted Subscriber Value, from project-level capital, proceeds from Non-Retained or Partially Retained Subscribers, and other upfront cash flows, based on market terms and observed cost of capital in a period.

Aggregate Subscriber Value represents Subscriber Value multiplied by Subscriber Additions.

Aggregate Contracted Subscriber Value represents Contracted Subscriber Value multiplied by Subscriber Additions.

Aggregate Upfront Proceeds represent Aggregate Contracted Subscriber Value multiplied by Advance Rate. Actual project financing transaction timing for portfolios of Subscribers may occur in a period different from the period in which Subscribers are recognized, and may be executed at different terms. As such, Aggregate Upfront Proceeds are an estimate based on capital markets conditions present during each period and may differ from ultimate Proceeds Realized in respect of such period’s Retained Subscribers and ultimate proceeds obtained from such period’s Non-Retained or Partially Retained Subscribers.

Proceeds Realized From Retained Subscribers represents cash flows received in respect of Retained Subscribers from non-recourse financing partners in addition to upfront customer prepayments, incentives and rebates. It is calculated as the proceeds from non-controlling interests on the cash flow statement, plus the net proceeds from non-recourse debt (excluding normal non-recourse debt amortization for existing debt, as such debt is serviced by cash flows from existing solar and storage assets), plus the gross additions to deferred revenue which represents customer payments for prepaid Customer Agreements along with local rebates and incentive programs.

Net Value Creation represents Aggregate Subscriber Value less Aggregate Creation Costs.

Contracted Net Value Creation represents Aggregate Contracted Subscriber Value less Aggregate Creation Costs.

Upfront Net Value Creation represents Aggregate Upfront Proceeds less Aggregate Creation Costs.

Cash Generation (Non-GAAP measure) represents the net change in cash and restricted cash less change in restricted cash and adjusting for certain items consistent with management’s use as a performance measure, as provided in the Company’s quarterly earnings release. Cash Generation may also be derived through calculating the change in our unrestricted cash balance from our consolidated balance sheet, less net proceeds (or plus net repayments) from all recourse debt (inclusive of convertible debt), and less any primary equity issuances or net proceeds derived from employee stock award activity (or plus any stock buybacks or dividends paid to common stockholders) as presented on the Company’s consolidated statement of cash flows. The Company expects to continue to raise proceeds from tax equity and asset-level non-recourse debt, and proceeds from the sale of Non-Retained or Partially Retained Subscribers, to fund growth, and as such, these sources of cash are included in the definition of Cash Generation. Cash Generation also excludes long-term asset or business divestitures (aside from transactions relating to Non-Retained or Partially Retained Subscribers) and equity investments in external non-consolidated businesses (or less dividends or distributions received in connection with such equity investments). Restricted cash in a reserve account with a balance equal to the amount outstanding of 2026 convertible notes is considered unrestricted cash for the purposes of calculating Cash Generation.

Definitions for Gross and Net Value from Existing Customer Base Terms

Gross Earning Assets is calculated as Contracted Gross Earning Assets plus Non-contracted or Upside Gross Earning Assets.

Contracted Gross Earning Assets represents, as of any measurement date, the present value of estimated remaining Contracted Cash Flows that we expect to receive in future periods in relation to Subscribers as of the measurement date, discounted at 6%.

Non-contracted or Upside Gross Earning Assets represents, as of any measurement date, the present value of estimated Non-contracted or Upside Cash Flows that we expect to receive in future periods in relation to Subscribers as of the measurement date, discounted at 6%.

Net Earning Assets represents Gross Earning Assets, plus Total Cash, less adjusted debt and lease pass-through financing obligations, as of the measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures for Retained Subscribers along with debt associated with the company’s ITC safe harboring equipment inventory facility. Because estimated cash distributions to our project equity partners for Retained Subscribers are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Contracted Net Earning Assets represents Net Earning Assets less Non-contracted or Upside Gross Earning Assets.

Non-contracted or Upside Net Earning Assets represents Net Earning Assets less Contracted Net Earning Assets.

Total Cash represents the total of the restricted cash balance and unrestricted cash balance from our consolidated balance sheet.

Other Terms

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Retained Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Retained Subscribers that have met revenue recognition criteria as of the measurement date.

Households Served in Low-Income Multifamily Properties represent the number of individual rental units served in low-income multi-family properties from shared solar energy systems deployed by Sunrun. Households are counted when the solar energy system has interconnected with the grid, which may differ from Deployment recognition criteria.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in a period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis, leveraging our estimated production figures for such systems, which degrade over time, and is extrapolated for 30 years. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Per Share Operational Metrics

The Company presents certain operating metrics on a per share basis to aid investors in understanding the scale of such operational metrics in relation to the outstanding basic share count in each period. These metrics are operational in nature and not a financial metric. These metrics are not a substitute for GAAP financials, liquidity related measures, or any financial performance metrics.

Net Value Creation, Contracted Net Value Creation, and Upfront Net Value Creation are also presented on a per share basis, calculated by dividing each metric by the weighted average basic shares outstanding for each period, as presented on the Company’s Consolidated Statements of Operations.

Net Earning Assets and Contracted Net Earning Assets are also presented on a per share basis, calculated by dividing each metric by the basic shares outstanding as of the end of each period, as presented on the Company’s Consolidated Balance Sheets.

*For our third quarter of 2025, the definitions listed below have been modified, and the changes to these definitions had no impact on previously reported quarters: Subscribers, Contracted Cash Flows, Non-contracted or Upside Cash Flows, Aggregate Creation Costs, Advance Rate or Advance Rate on Contracted Subscriber Value, Aggregate Upfront Proceeds, Proceeds Realized From Retained Subscribers, Cash Generation, Net Earning Assets, Annual Recurring Revenue, Average Contract Life Remaining. Retained Subscribers, and Non-Retained or Partially Retained Subscribers are new definitions.

Investor & Analyst Contacts:

Patrick Jobin
SVP, Deputy CFO & Investor Relations Officer
investors@sunrun.com

Bronson Fleig
Director, Finance & Investor Relations
investors@sunrun.com

Media Contact:

Wyatt Semanek
Director, Corporate Communications
press@sunrun.com